Exhibit 99.1

CONTACT:

Jeff Unger

Vice President Investor Relations

(561) 482-9715

Destination XL Group, Inc. Reports First-Quarter Fiscal 2014 Financial Results

Strong DXL Comparable Sales Increase of 12.8%

Company Reports Fourth Consecutive Quarter of Double-Digit Comparable Sales Increases for DXL Stores

Promotes Peter H. Stratton, Jr. to Chief Financial Officer

CANTON, Mass., May 29, 2014 – Destination XL Group, Inc. (NASDAQ: DXLG), the largest multi-channel specialty retailer of big & tall men’s apparel and accessories, today reported operating results for the first quarter of fiscal 2014. In a separate news release, the Company also announced the appointment of Peter H. Stratton, Jr. to the position of senior vice president, chief financial officer and treasurer.

First-Quarter Fiscal 2014 Highlights

•	Total comparable sales increased 3.4%.

•	Total sales increased 3.0% to $96.8 million compared with $94.0 million in the first quarter of fiscal 2013, of which $36.2 million were from DXL stores compared with $17.0 million in the first quarter of fiscal 2013.

•	52 DXL stores, opened at least 13 months, had a 12.8% comparable sales increase.

•	DXL brand awareness increased from 13% in Spring 2013 to 30% in Spring 2014.

•	Company reaffirms guidance of $(0.12) to $(0.16) per diluted share, on a non-GAAP basis, for fiscal 2014.

•	The Company opened 7 new DXL stores and closed 10 Casual Male XL stores, bringing the total DXL store count to 106 as of May 3, 2014.

Comparable Sales

The following is a summary of the breakdown of comparable sales for the first quarter of fiscal 2014:

		# of Stores	Comparable Sales % Change
Total Comparable Sales for Q1 2014			3.4%
Retail Business	Total comparable retail stores	302	4.7%
	DXL comparable stores	52	12.8%
	Casual Male XL and Rochester Clothing stores	250	1.4%
Direct Business			(1.6)%

Management Comments

“We started the fiscal year off strong, driven by a solid performance at our Destination XL stores in the first quarter of 2014,” said President and CEO David Levin. “Although the severe winter weather impacted business in February and March, sales rebounded in April and more than offset weakness early in the quarter as we reported a 3.4% overall comparable sales increase. This positive momentum has continued in May. Our DXL stores continue to perform very well, delivering a 12.8% comparable sales increase during what was a difficult quarter in the retail sector. We have now reported four consecutive quarters of double-digit comparable sales growth at DXL stores.”

“At the end of April, we launched our newest marketing campaign that we expect will drive increased traffic and higher conversion rates at DXL stores,” said Levin. “DXL brand awareness has increased from 13% in Spring 2013 to 30% in Spring 2014. This quarter marked the first quarter during the DXL store era that we increased our customer base while closing Casual Male XL stores. Our 2014 campaign is more geared toward showcasing our stores and the depth of merchandise we have to offer. The new TV and radio commercials include various calls to action to incentivize our customers to visit our DXL stores or website. We now have a critical mass of stores open across the country and look forward to capitalizing on our ongoing marketing initiatives.”

“As a result of the continued success of our DXL strategy, during the next few years we expect to further increase our top line, improve profitability, generate cash flow and grow sales per square foot and four wall contribution,” concluded Levin.

First-Quarter Fiscal 2014 Results

Sales

For the first quarter of fiscal 2014, total sales were $96.8 million compared with $94.0 million in the first quarter of fiscal 2013. The increase of $2.8 million in total sales was primarily due to an increase in comparable sales of $2.5 million, or 3.4%. Through the end of fiscal 2013, the Company’s definition of comparable sales included DXL stores compared with the sales of predecessor Casual Male XL stores. This was done to provide a metric as to how the Company’s DXL stores were performing in comparison to its Casual Male XL legacy stores. Beginning in the first quarter of fiscal 2014, the Company returned to a more traditional calculation of comparable sales and only stores open at least 13 months are included in the calculation of comparable store sales.

Gross Profit Margin

For the first quarter of fiscal 2014, gross margin, inclusive of occupancy costs, was 45.4% as compared to a gross margin rate of 47.2% for the first quarter of fiscal 2013. The decrease of 180 basis points for the first quarter of fiscal 2014 was the result of an increase in occupancy costs of 20 basis points and a decrease in merchandise margins of 160 basis points. The decrease in merchandise margin for the first quarter of fiscal 2014 was higher due to increased in-store promotions, customer acquisition initiatives, and increased penetration of clearance merchandise.

Selling, General & Administrative

SG&A expenses for the first quarter of fiscal 2014 were 43.0% of sales, compared to 40.6% in the first quarter of fiscal 2013. On a dollar basis, SG&A expenses increased $3.4 million, or 8.9%, for the first quarter of fiscal 2014 as compared to the prior year quarter. The increase of $3.4 million includes incremental costs of approximately $0.9 million related to pre-opening payroll, training and store operations to support the new DXL stores and a net increase of $0.6 million in marketing costs associated with the launch of the 2014 campaign. The remainder of the increase is primarily due to increased store payroll and higher than expected medical and worker’s compensation claims.

Depreciation and Amortization

Depreciation and amortization for the first quarter of fiscal 2014 grew to $5.4 million from $4.2 million for the first quarter of fiscal 2013, primarily due to an increase in capital expenditures related to DXL store growth.

DXL Transition Costs

The results for the first quarter of fiscal 2014 include DXL transition costs of approximately $1.5 million, or $0.03 per diluted share. The $0.03 per diluted share does not include any income tax benefit because the Company has a full valuation allowance against its deferred tax assets. These transition costs include $0.3 million of pre-opening occupancy costs and lease exit costs, $0.9 million of SG&A expenses related to pre-opening payroll, training and store operations and $0.3 million related to trademark amortization. Results for the first quarter of fiscal 2013 included DXL transition costs of approximately $2.4 million, or $0.03 per diluted share.

Tax Rate

At February 1, 2014, the Company established a full valuation allowance against its deferred tax assets. For fiscal 2014, the Company expects to continue to provide a full valuation allowance against its deferred tax assets; therefore, the Company will not recognize any income tax benefit in fiscal 2014. The effective tax rate for the first quarter of fiscal 2013 was 43.9%.

Net Income (Loss)

The net loss for the first quarter of fiscal 2014 was $(3.5) million, or $(0.07) per diluted share, compared with net income of $1.0 million, or $0.02 per diluted share, for the first quarter of fiscal 2013. On a non-GAAP basis, assuming a normalized tax rate of 40%, the adjusted net loss for the quarter was $(2.1) million, or $(0.04) per diluted share. See “Non-GAAP Measures” below and a reconciliation of adjusted net loss and adjusted net loss per diluted share to net loss and net loss per diluted share that follows the tables below.

Cash Flow

Cash flow used for operations was $13.9 million for the first three months of fiscal 2014 compared with $5.6 million for the first three months of fiscal 2013. Free cash flow from operations decreased by $11.4 million to $(25.0) million from $(13.6) million for the first three months of fiscal 2013, due to an increase in capital expenditures of $3.1 million related to DXL store openings and a decrease of $8.3 million in cash flow from operations. The decrease in cash flow from operations was principally due to the timing of certain working capital accounts. See “Non-GAAP Measures” below for a definition of free cash flow and a reconciliation of free cash flow to cash flow from operations that follows the tables below.

Balance Sheet & Liquidity

At May 3, 2014, the Company had cash and cash equivalents of $5.6 million, outstanding borrowings of $51.8 million, and $67.9 million available under its credit facility.

Inventory was $114.2 million at May 3, 2014 compared with $105.6 million at the end of fiscal 2013. At May 3, 2014, compared with May 4, 2013, inventory dollars increased 1.6%, while units decreased by 6.5%. The 1.6% increase in inventory value is due primarily to increased branded apparel. With a greater number of DXL stores open, the Company has a greater mix of higher cost branded apparel. Although store count has decreased from the first quarter of fiscal 2013, square footage increased 4.2% and, as a result, average inventory per square foot was lower than the prior year’s first quarter.

Retail Store Information

The following is a summary of the store count, with respective square footage by store concept:

	Year End 2012		Year End 2013		At May 3, 2014		Year End 2014E
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
Casual Male XL	352	1,241	250	880	240	834	212	747
Destination XL	48	475	99	915	106	969	139	1,226
Rochester Clothing	12	108	10	88	10	88	8	75
Total	412	1,824	359	1,883	356	1,891	359	2,048

Fiscal 2014 Outlook

The Company’s earnings guidance of a net loss of $(0.21) to $(0.27) per diluted share, or $(0.12) to $(0.16) per diluted share, on a non-GAAP basis, remains unchanged. This guidance is presented on a non-GAAP basis for comparative purposes to fiscal 2013 earnings, assuming a normal tax benefit of approximately 40%. See “Non-GAAP Measures” below. The Company expects to continue to provide a full valuation allowance against its deferred tax assets in fiscal 2014 and will not recognize any income tax benefit or provision in fiscal 2014.

The Company’s sales expectations for fiscal 2014 have improved, although most of the increase in sales will be absorbed through lower than originally planned merchandise margin and additional payroll costs. Management believes improving store traffic and customer transition to the DXL stores will drive top line sales and profitability growth. As a result, for fiscal 2014 the Company now expects:

•	Total sales in the range of $413.0 to $418.0 million (an increase from the prior guidance of $405.0 to $410.0 million).

•	A comparable sales increase of between 13% to 15% for the approximately 99 DXL stores that will have been open for one year.

•	Gross profit margin to range from 45.5% to 46.1% (down from the original guidance of 46.2% to 46.9%).

•	SG&A costs of $176.0 to $177.6 million (an increase from the original guidance of $175.0 to $176.7 million).

•	Operating margin loss of between (2.0%) to (2.8%).

•	Capital expenditures, net of tenant allowances, of approximately $36.4 million, or a $7.8 million reduction from fiscal 2013.

•	Borrowings at the end of fiscal 2014 in the range of $30.0 to $35.0 million under the credit facility, with equipment financings of approximately $20.0 million.

Conference Call

The Company will hold a conference call to review its financial results today, Thursday, May 29, 2014 at 9:00 a.m. ET. To listen to the live webcast, visit the “Investor Relations” section of the Company’s website. The live call also can be accessed by dialing: (888) 481-2877. Please reference conference ID: 6633065. An archived version of the webcast may be accessed by visiting the “Events” section of the Company’s website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), this press release refers to free cash flow, adjusted net loss and adjusted loss per diluted share, which are non-GAAP measures. The presentation of these non-GAAP measures is not in accordance with GAAP, and should not be considered superior to or as a substitute for net loss, loss per diluted share or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, all companies do not calculate non-GAAP financial measures in the same manner and, accordingly, the non-GAAP measures presented in this release may not be comparable to similar measures used by other companies. The Company believes the inclusion of these non-GAAP measures helps investors gain a better understanding of the Company’s performance, especially when comparing such results to previous periods, and are useful as an additional means for investors to evaluate the Company’s operating results, when reviewed in conjunction with the Company’s GAAP financial statements.

The Company calculates free cash flow as cash flow from operating activities less capital expenditures and less discretionary store asset acquisitions, if applicable. Adjusted net loss and adjusted net loss per diluted share are calculated by taking net loss and adding back income tax provision and income tax benefits assuming a normal tax rate of 40%. Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the largest multi-channel specialty retailer of big & tall men’s apparel with operations throughout the United States, Canada and in London, England. The retailer operates under six brands: Destination XL®, Casual Male XL, Rochester Clothing, B&T Factory Direct, ShoesXL and LivingXL. Several e-commerce sites, including www.destinationxl.com, and direct mail generate the Company’s direct-to-consumer business. With more than 2,000 private label and name brand styles to choose from, big and tall customers are provided with a unique blend of wardrobe solutions not available at traditional retailers. The Company is headquartered in Canton, Massachusetts. For more information, please visit the Company’s investor relations website: http://investor.destinationxl.com

Forward-Looking Statements

Certain statements and information contained in this press release, including cash flows, operating and gross profit margins, store counts, costs, capital expenditures, borrowings, sales and earnings expectations for fiscal 2014 and beyond, constitute forward-looking statements under the federal securities laws. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company’s strategic direction and the effect of such plans on the Company’s financial results. The Company’s actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 17, 2014, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company, including risks relating to the Company’s execution of its DXL strategy and ability to grow its market share, its ability to predict customer tastes and fashion trends and to compete successfully in the United States men’s big & tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

DESTINATION XL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	For the three months ended
	May 3, 2014	May 4, 2013
Sales	$96,767	$93,957
Cost of goods sold including occupancy	52,838	49,619

Gross profit	43,929	44,338
Expenses:
Selling, general and administrative	41,577	38,187
Depreciation and amortization	5,430	4,170

Total expenses	47,007	42,357

Operating income (loss)	(3,078)	1,981
Interest expense, net	(411)	(178)

Income (loss) before income taxes	(3,489)	1,803
Provision for income taxes	47	792

Net income (loss)	$(3,536)	$1,011

Net income (loss) per share-basic and diluted	$(0.07)	$0.02
Weighted-average number of common shares outstanding:
Basic	48,656	48,291
Diluted	48,656	48,587

DESTINATION XL GROUP, INC.

CONSOLIDATED BALANCE SHEETS

May 3, 2014 and February 1, 2014

(In thousands)

	May 3, 2014	February 1, 2014
ASSETS
Cash and cash equivalents	$5,640	$4,544
Inventories	114,154	105,556
Other current assets	16,980	16,341
Property and equipment, net	107,106	102,939
Intangible assets	4,082	4,393
Other assets	3,330	3,608

Total assets	$251,292	$237,381

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, accrued expenses and other liabilities	$79,768	$89,090
Long-term debt	22,622	16,706
Borrowings under credit facility	29,220	9,029
Deferred gain on sale-leaseback	17,218	17,585
Stockholders’ equity	102,464	104,971

Total liabilities and stockholders’ equity	$251,292	$237,381

DESTINATION XL GROUP, INC.

GAAP TO NON-GAAP FREE CASH FLOW RECONCILIATION

	For the three months ended		Projected
(in millions)	May 3, 2014	May 4, 2013	Fiscal 2014
Cash flow from operating activities (GAAP)	$(13.9)	$(5.6)	$22.5 (1)
Less: Capital expenditures	(11.1)	(8.0)	(45.7)
Less: Store acquisitions, if applicable	—	—	—

Free Cash Flow (non-GAAP)	$(25.0)	$(13.6)	$(23.2)

(1)	Projected cash flow from operating activities for fiscal 2014 includes an estimated $9.3 million in lease incentives

GAAP TO NON-GAAP RECONCILIATION

	May 3, 2014		May 4, 2013
	$	Per diluted share	$	Per diluted share
(in thousands, except per share data)
Net income (loss), GAAP basis	$(3,536)	$(0.07)	$1,011	$0.02
Add back: Actual income tax provision	47
Income tax benefit, assuming normal tax rate of 40%	1,396

Adjusted net income (loss), non-GAAP basis	$(2,093)	$(0.04)	$1,011	$0.02
Weighted average number of common shares outstanding on a diluted basis		48,656		48,587